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                                                                                                                      Exhibit 12(a)

                                                    TUCSON ELECTRIC POWER COMPANY
                                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                12 Months Ended
                                            ----------------------------------------------------------
                                              Dec. 31,   Dec. 31,    Dec. 31,   Dec. 31,    Dec. 31,
                                                2004       2003        2002       2001        2000
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                                                            - Thousands of Dollars -
FIXED CHARGES:
  Interest on Long-Term Debt                  $ 71,743    $ 76,585    $ 65,620   $ 68,678    $ 75,076
  Other Interest (1)                             1,414       1,820         273        441         211
  Interest on Capital Lease Obligations         85,869      84,053      87,783     90,506      92,815
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TOTAL FIXED CHARGES                            159,026     162,458     153,676    159,625     168,102

NET INCOME                                      46,127     128,913      55,390     77,778      52,762

LESS:
   Extraordinary Income & Accounting Change -
       Net of Tax                                    -      67,471           -        470           -
------------------------------------------------------------------------------------------------------
NET INCOME FROM CONTINUING OPERATIONS           46,127      61,442      55,390     77,308      52,762

ADD (DEDUCT):
  (Income) Losses from Equity Investees (2)       (131)        (76)         17        700       1,543
  Income Taxes                                  34,815      21,090      36,434     57,545      27,610
  Total Fixed Charges                          159,026     162,458     153,676    159,625     168,102
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TOTAL EARNINGS BEFORE TAXES
AND FIXED CHARGES                            $ 239,837   $ 244,914   $ 245,517  $ 295,178   $ 250,017
======================================================================================================

RATIO OF EARNINGS TO FIXED CHARGES               1.508       1.508       1.598      1.849       1.487

(1) Excludes recognition of Allowance for Borrowed Funds Used During Construction.
(2) Inncom International, Inc. and TruePricing, Inc. (income) losses.

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